Filed in the Office of	Business Number E0120782005-6
Barbara K. Cegavske	Filing Number 20200719242
Secretary of State State Of Nevada	Filed On 6/11/2020 8:08:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☒ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: OncBioMune Pharmaceuticals, Inc. Entity or Nevada Business Identification Number (NVID): E0120782005-6
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series B Preferred Stock Date of Designation: 03/08/2017 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * Please see Exhibit A, attached.
8. Signature: (Required)	X [signature] Signature of Officer Date: 06/05/2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

EXHIBIT A

Withdrawal of Series A Preferred Stock and Series B Preferred Stock

WHEREAS, the Company filed a Certificate of Designation, Preferences and Rights of Preferred Stock for Series A Preferred Stock with the Secretary of State of Nevada on August 20, 2015; and

WHEREAS, the Company filed a Certificate of Designation, Preferences and Rights of Preferred Stock for Series B Preferred Stock with the Secretary of State of Nevada on March 8, 2017; and

WHEREAS, all previously issued and outstanding shares of Series A Preferred Stock or Series B Preferred Stock have been retired and cancelled and thereafter became authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock to be created by these resolutions or other resolutions of the Board of Directors; and no shares of Series A Preferred Stock or Series B Preferred Stock remain issued and outstanding;

NOW, THEREFORE, BE IT RESOLVED, that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of the series of preferred stock of the Company, designated as "Series A Preferred Stock" are hereby terminated; and be it

FURTHER RESOLVED, that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of the series of preferred stock of the Company, designated as "Series B Preferred Stock" are hereby terminated; and be it

FURTHER RESOLVED, that the Certificates of Designation of the Series A Preferred Stock and the Series B Preferred Stock shall be withdrawn and that the officers of the Company are hereby authorized and directed to execute and to deliver to the Secretary of State of Nevada for filing, a certificate of Amendment and/or Withdrawal of Designation to effect said withdrawals.